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                                                                    Exhibit 4.54

                [LETTERHEAD OF DURBAN ROODEPOORT DEEP, LIMITED]




13 December 2002



Kola Ventures Ltd
c/- Suite 654, World Trade Centre
888 Canada Place,
Vancouver, Canada                                       PRIVATE AND CONFIDENTIAL



Dear Sirs

AGREEMENT FOR SALE OF SHARES IN EMPEROR MINES LIMITED

DRD (Isle of Man) Limited (BUYER), a wholly-owned subsidiary of Durban Roodepoort Deep, Limited offers to purchase 15,385,232 ordinary fully paid shares in the capital of Emperor Mines Limited (the SHARES) held by Kola Ventures Limited (SELLER) in its own name for a total consideration of A$11,538,924.00 (being A$0.75 for every ordinary fully paid share in Emperor Mines Limited) on and subject to the following conditions:

(a) the Seller procures the convening of a meeting of directors of Emperor Mines Limited and procures the passing of all resolutions which have the effect of:

         (i) accepting the resignations of the following persons as directors of Emperor Mines Limited:

                  o        Mr R Edward Flood; and

                  o        Mr Gordon L Toll,

         (ii)     appointing the following persons as directors of Emperor Mines
                  Limited:

                  o        Mr Mark Wellesley-Wood; and

                  o        Mr David Baker,

         subject only to the receipt of consents to act as a director of Emperor Mines Limited from each of the persons listed in paragraph (a)(ii) above and lodgement of the executed share transfer form to effect the transfer of the Shares with Emperor Mines Limited's share registry (the RESOLUTIONS).

(b) The Buyer obtaining any approvals from the South African Reserve Bank which are necessary or desirable to acquire the Shares pursuant to this offer.

The Buyer will provide you with the consents to act as a director of Emperor Mines Limited from Mr Mark Wellesley-Wood and Mr David Baker by no later than 17 December 2002.

The conditions in paragraphs (a) and (b) above are for the benefit solely of the Buyer and may be waived at any time at the sole discretion of the Buyer.

Settlement of the transfer of the Shares is to occur at a place to be agreed between the parties (or failing agreement the offices of the Buyer's lawyers, Freehills, in Perth) at 10.00am (Western Standard Time) on the day that is 2 business days after the date of satisfaction or waiver of the condition contained in paragraph (b) above. At completion:

(1) the Seller will deliver to the Buyer a share transfer form, executed by the Seller, which effects the transfer of the Shares to the Buyer; and

(2) subject to the passing of all of the Resolutions, the Buyer will pay the consideration for the purchase of the Shares to the Seller by telegraphic transfer to an account nominated by the Seller.

By accepting this offer, the Seller represents and warrants to the Buyer that:

(i) it is duly incorporated and validly exists under the law of its place of incorporation, and has taken all necessary action to authorise the execution and delivery by it of the agreement formed by acceptance of this offer in accordance with its terms;


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(ii)     it has full power and authority to enter into and perform its obligations under the agreement formed by acceptance of this offer and has full power to transfer legal and beneficial title to the Shares in accordance with the agreement formed by acceptance of this offer;

(iii) the entry into and the performance by it of this agreement does not and will not violate, breach or result in a contravention of its constitution or other constituent documents or any law, regulation, order or other obligation (contractual or otherwise) to which the Seller is subject;

(iv) it is the legal and beneficial owner of the Shares and will be the legal and beneficial owner of the Shares at completion of the agreement formed by acceptance of this offer;

(v) all of the Shares are free of any encumbrance or third party right or equity and there is no agreement or commitment to give or create any such encumbrance, right or equity; and

(vi) the Shares have been validly allotted and issued, are fully paid and no money is owing in respect of them.

By accepting this offer, the Seller also acknowledges that the Buyer has entered into this agreement in reliance on, amongst other things, the warranties given by the Seller to the Buyer set out above.

To accept this offer, please sign where indicated below and return this letter by fax. Upon receipt of a faxed copy of this letter to the Buyer (fax number +27 11 482 4643), the parties agree that a legally binding and enforceable contract has been formed. The original should be sent by urgent courier to:

         Mr Ian Murray
         Chief Financial Officer
         Durban Roodepoort Deep, Limited
         45 Empire Road,
         Parktown, Johannesburg, 2193
         South Africa

This offer will remain open until 5.00pm (Vancouver time) on 13 December 2002, after which time, it will immediately lapse unless extended by the Buyer.

The agreement formed by acceptance of this offer will be construed in accordance with, and governed by, the laws of Western Australia.



SIGNED by
DRD (ISLE OF MAN) LIMITED
by:

/s/  IAN MURRAY                              /s/ MARK WELLESLEY-WOOD
-------------------------------------        -----------------------------------
Secretary/Director                           Director


IAN MURRAY                                   MARK WELLESLEY-WOOD
-------------------------------------        -----------------------------------
Name (please print)                          Name (please print)


The Seller agrees to transfer the Shares on the terms and conditions specified above.


SIGNED by
KOLA VENTURES LIMITED
by:

/s/ BEVERLY A. BARTLETT                      /s/ PIERRE MASSE
-------------------------------------        -----------------------------------
Secretary/Director                           Director


BEVERLY A. BARTLETT                          PIERRE MASSE
-------------------------------------        -----------------------------------
Name (please print)                          Name (please print)

Date:  10 December 2002



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